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Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER



                                  BY AND AMONG

                               KI NUTRICARE, INC.

                           LONGHORN ACQUISITION CORP.

                                       AND

                          ALLERGY RESEARCH GROUP, INC.


                           DATED AS OF AUGUST 8, 2008












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                                                 TABLE OF CONTENTS

                                                                                                             PAGE



ARTICLE 1             THE OFFER AND THE MERGER...................................................................2

         Section 1.1           The Offer.........................................................................2

         Section 1.2           Company Actions...................................................................4

         Section 1.3           Option to Acquire Additional Shares...............................................5

ARTICLE 2             THE MERGER................................................................................7

         Section 2.1           The Merger........................................................................7

         Section 2.2           Merger Closing....................................................................7

         Section 2.3           Effect of Merger; Organizational Documents; Directors and Officers................7

         Section 2.4           Conversion of Merger Sub Capital Stock............................................8

         Section 2.5           Conversion of Shares..............................................................8

         Section 2.6           Appraisal Rights..................................................................9

         Section 2.7           Exchange of Certificates..........................................................9

         Section 2.8           Further Action...................................................................11

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................................11

         Section 3.1           Organization.....................................................................11

         Section 3.2           Capitalization...................................................................12

         Section 3.3           Authorization; No Conflict.......................................................14

         Section 3.4           Subsidiary.......................................................................15

         Section 3.5           SEC Reports and Financial Statements.............................................16

         Section 3.6           Absence of Material Adverse Changes, etc.........................................17

         Section 3.7           Litigation.......................................................................18

         Section 3.8           Information Supplied.............................................................18

         Section 3.9           Broker's or Finder's Fees........................................................18

         Section 3.10          Employee Plans...................................................................18

         Section 3.11          Taxes............................................................................21

         Section 3.12          Environmental Matters............................................................23

         Section 3.13          Compliance With Laws.............................................................23

         Section 3.14          Intellectual Property............................................................24

         Section 3.15          Employment Matters...............................................................25


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                                                 TABLE OF CONTENTS
                                                    (continued)


         Section 3.16          Insurance........................................................................26

         Section 3.17          Material Contracts...............................................................26

         Section 3.18          Real Property....................................................................27

         Section 3.19          Anti-Takeover Statutes...........................................................27

         Section 3.20          Products Liability...............................................................27

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...................................28

         Section 4.1           Organization.....................................................................28

         Section 4.2           Merger Sub.......................................................................28

         Section 4.3           Authorization; No Conflict.......................................................28

         Section 4.4           Information Supplied.............................................................29

         Section 4.5           Availability of Funds............................................................30

         Section 4.6           Ownership of Company Common Stock................................................30

         Section 4.7           Broker's or Finder's Fees........................................................30

         Section 4.8           Litigation.......................................................................30

ARTICLE 5             CONDUCT OF BUSINESS.......................................................................30

         Section 5.1           Conduct of Business by the Company Pending the Acceptance Time...................30

         Section 5.2           Conduct of Business by Parent and Merger Sub Pending the Merger..................33

ARTICLE 6             ADDITIONAL AGREEMENTS.....................................................................33

         Section 6.1           Preparation of Proxy Statement; Stockholders Meetings............................33

         Section 6.2           State Takeover Laws..............................................................34

         Section 6.3           Rule 14d-10(d)...................................................................34

         Section 6.4           Public Statements................................................................35

         Section 6.5           Standard of Efforts..............................................................35

         Section 6.6           Notification of Certain Matters..................................................35

         Section 6.7           Access to Information; Confidentiality...........................................36

         Section 6.8           No Solicitation..................................................................36

         Section 6.9           Indemnification and Insurance....................................................38

         Section 6.10          Section 16 Matters...............................................................39



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                                                 TABLE OF CONTENTS
                                                    (continued)


         Section 6.11           Employee Matters................................................................40

         Section 6.12          FIRPTA Certificate...............................................................41

         Section 6.13          De-registration..................................................................41

         Section 6.14          Employment Agreements............................................................41

ARTICLE 7             CONDITIONS................................................................................41

         Section 7.1           Conditions to Each Party's Obligation to Effect the Merger.......................41

ARTICLE 8             TERMINATION, AMENDMENT AND WAIVER.........................................................42

         Section 8.1           Termination......................................................................42

         Section 8.2           Effect of Termination............................................................43

         Section 8.3           Fees and Expenses................................................................44

         Section 8.4           Amendment........................................................................45

         Section 8.5           Waiver...........................................................................45

         Section 8.6           Procedure for Termination, Amendment, Extension or Waiver........................45

ARTICLE 9             GENERAL PROVISIONS........................................................................45

         Section 9.1           Notices..........................................................................45

         Section 9.2           Nonsurvival of Representations, Warranties and Agreements........................47

         Section 9.3           Interpretations..................................................................47

         Section 9.4           Governing Law; Jurisdiction; Waiver of Jury Trial................................47

         Section 9.5           Counterparts; Facsimile Transmission of Signatures...............................48

         Section 9.6           Assignment; No Third Party Beneficiaries.........................................48

         Section 9.7           Severability.....................................................................48

         Section 9.8           Entire Agreement.................................................................48

         Section 9.9           Enforcement......................................................................49

         Section 9.10          Disclosure Letter................................................................49


                                                       -iii-
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


                             TABLE OF DEFINED TERMS


                                                             SECTION

ACCEPTANCE TIME                                                       Exhibit A
AFFILIATE                                                             Exhibit A
AGREEMENT                                                     Opening Paragraph
APPRAISAL SHARES                                                    Section 2.6
BANKRUPTCY AND EQUITY EXCEPTION                                  Section 3.3(a)
BENEFIT PLAN                                                       Section 3.10
BOARD RECOMMENDATION                                             Section 3.3(d)
BOOK-ENTRY SHARES                                                Section 2.7(b)
BUSINESS DAYS                                                         Exhibit A
CERTIFICATE                                                      Section 2.7(b)
CERTIFICATE OF MERGER                                            Section 2.2(b)
CLOSING                                                          Section 2.2(a)
CLOSING DATE                                                     Section 2.2(a)
CODE                                                                  Exhibit A
COMPANY                                                       Opening Paragraph
COMPANY ADVERSE RECOMMENDATION CHANGE                            Section 6.8(d)
COMPANY AFFILIATES                                              Section 3.21(a)
COMPANY BOARD                                                      Introduction
COMPANY CHARTER DOCUMENTS                                        Section 3.1(b)
COMPANY COMMON STOCK                                               Introduction
COMPANY DISCLOSURE LETTER                                             ARTICLE 3
COMPANY FINANCIAL STATEMENTS                                     Section 3.5(b)
COMPANY INTELLECTUAL PROPERTY                                   Section 3.14(b)
COMPANY LEASES                                                  Section 3.18(b)
COMPANY MATERIAL ADVERSE EFFECT                                       Exhibit A
COMPANY MATERIAL CONTRACT                                       Section 3.17(a)
COMPANY PREFERRED STOCK                                          Section 3.2(a)
COMPANY SEC REPORTS                                              Section 3.5(a)
COMPANY SPECIAL COMMITTEE                                          Introduction
COMPANY STOCKHOLDERS MEETING                                     Section 6.1(b)
COMPANY SUBSIDIARY                                               Section 3.4(a)
COMPANY VOTING PROPOSAL                                          Section 6.1(b)
CONFIDENTIALITY AGREEMENT                                        Section 6.7(b)
CONSTITUENT CORPORATIONS                                            Section 2.1
CONTRACT                                                              Exhibit A
D&O INSURANCE                                                    Section 6.9(c)
DOL                                                                Section 3.10
DSHEA                                                           Section 3.13(b)
EFFECTIVE TIME                                                   Section 2.2(b)
ENVIRONMENTAL LAWS                                                    Exhibit A
ERISA                                                              Section 3.10

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ERISA AFFILIATE                                                    Section 3.10
EXCHANGE ACT                                                     Section 1.1(a)
EXCHANGE AGENT                                                   Section 2.7(a)
EXCHANGE FUND                                                    Section 2.7(a)
FBCA                                                               Introduction
FCPA                                                             Section 3.5(f)
FDA                                                             Section 3.13(b)
FDA ACT                                                         Section 3.13(b)
GAAP                                                             Section 3.5(b)
GOVERNMENTAL AUTHORITY                                           Section 3.3(c)
HAZARDOUS SUBSTANCES                                                  Exhibit A
INDEMNIFIED PARTY                                                Section 6.9(a)
INDEMNIFYING PARTIES                                             Section 6.9(b)
INFORMATION STATEMENT                                            Section 3.3(c)
INTELLECTUAL PROPERTY                                           Section 3.14(a)
IRS                                                                Section 3.10
JUDGMENT                                                         Section 3.3(b)
KNOWLEDGE                                                             Exhibit A
LAW                                                              Section 3.3(b)
LIEN                                                                  Exhibit A
MAXIMUM AMOUNT                                                   Section 6.9(c)
MERGER                                                             Introduction
MERGER CONSIDERATION                                             Section 2.5(a)
MERGER SUB                                                    Opening Paragraph
MINIMUM CASH AMOUNT                                                     Annex A
MINIMUM TENDER CONDITION                                                Annex A
NOTE                                                                Section 1.3
OFFER                                                              Introduction
OFFER CONDITIONS                                                 Section 1.1(a)
OFFER DOCUMENTS                                                  Section 1.1(f)
OFFER PRICE                                                        Introduction
OPTIONS                                                               Exhibit A
ORDINARY COURSE OF BUSINESS                                           Exhibit A
PARENT                                                        Opening Paragraph
PARENT MATERIAL ADVERSE EFFECT                                        Exhibit A
PERMITS                                                          Section 3.1(a)
PERMITTED LIENS                                                       Exhibit A
PERSON                                                                Exhibit A
POLICIES                                                           Section 3.16
PRE-CLOSING PERIOD                                                  Section 5.1
PROXY STATEMENT                                                  Section 3.3(c)
REGISTERED IP                                                   Section 3.14(c)
REPRESENTATIVES                                                  Section 6.8(a)
REQUIRED COMPANY STOCKHOLDER VOTE                                Section 3.3(a)
RESTRICTED STOCK                                                      Exhibit A
SARBANES-OXLEY ACT                                               Section 3.5(d)


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SCHEDULE 14D-9                                                   Section 1.2(b)
SEC                                                                   Exhibit A
SECURITIES ACT                                                   Section 3.5(a)
SHARE                                                              Introduction
SHARES                                                             Introduction
SPECIAL COMMITTEE                                                        3.2(g)
STOCK PLANS                                                           Exhibit A
SUBSEQUENT OFFERING PERIOD                                       Section 1.1(d)
SUBSIDIARY                                                            Exhibit A
SUBSIDIARY DOCUMENTS                                             Section 3.1(b)
SUPERIOR PROPOSAL                                                     Exhibit A
SUPERIOR PROPOSAL NOTICE                                   Section 8.1 (d)(iii)
SURVIVING CORPORATION                                               Section 2.1
TAKEOVER PROPOSAL                                                     Exhibit A
TAX AUTHORITY OR TAXING AUTHORITY                                     Exhibit A
TAX OR TAXES                                                          Exhibit A
TAX RETURNS                                                           Exhibit A
TENDER AND SUPPORT AGREEMENT                                       Introduction
TERMINATION FEE                                                  Section 8.3(b)
TOP-UP OPTION                                                       Section 1.3
TOP-UP OPTION SHARES                                                Section 1.3
TRANSACTIONS                                                     Section 1.2(a)
WALK AWAY DATE                                                Section 8.1(b)(i)
WARN ACT                                                         Section 3.1(c)


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



                          AGREEMENT AND PLAN OF MERGER

         Agreement and Plan of Merger (this "AGREEMENT"), dated as of August 8, 2008, among KI NutriCare, Inc., a New York corporation ("PARENT"), Longhorn Acquisition Corp., a Florida corporation and wholly-owned subsidiary of Parent ("MERGER SUB"), and Allergy Research Group, Inc., a Florida corporation (the "COMPANY").

                                  INTRODUCTION

         The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable and in the best interests of each of their respective corporations this Agreement, including the Offer and the Merger, on the terms and subject to the conditions set forth in this Agreement.

         In furtherance of such acquisition, Parent has agreed, on the terms and subject to the conditions set forth in this Agreement, to cause Merger Sub to commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "OFFER") to purchase all the shares of common stock, par value $0.001 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding (each share of Company Common Stock, a "SHARE" and, collectively, the "SHARES"), at a price per Share of $1.33 (such amount, or any higher amount per Share paid pursuant to the Offer in accordance with this Agreement, the "OFFER PRICE"), subject to any required withholding of Taxes (as provided in SECTION 2.7(G)), net to the seller in cash (without interest), on the terms and subject to the conditions set forth in this Agreement.

         Following consummation of the Offer, subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to merge with and into the Company (the "MERGER"), with the Company surviving the Merger as a wholly owned subsidiary of Parent, in accordance with the Florida Business Corporation Act (the "FBCA"). Each Share that is not tendered and accepted pursuant to the Offer, other than certain Shares as provided in SECTION 2.5(B) and SECTION 2.6, will thereupon be cancelled and converted in the Merger into the right to receive cash in an amount equal to the Offer Price on the terms and subject to the conditions set forth herein.

         The Board of Directors of the Company (the "COMPANY BOARD"), at a meeting duly called and held following unanimous recommendation by a special committee consisting of only independent directors (the "COMPANY SPECIAL COMMITTEE"), has duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the FBCA), and (iii) recommending that the Company's stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement.

         Each of Parent and the Board of Directors of Merger Sub has approved, and the Board of Directors of the Company has determined that this Agreement and the Transactions, including the Offer and the Merger, are advisable.

         Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, certain of the Company's stockholders are entering into a Tender and Support Agreement with Parent and Merger Sub substantially in the form attached as EXHIBIT B (the "TENDER AND SUPPORT AGREEMENT").

         In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE 1
                            THE OFFER AND THE MERGER

         Section 1.1       THE OFFER.

         (a) Provided that nothing shall have occurred that, had the Offer been commenced, would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in ANNEX A, as promptly as reasonably practicable after the date of this Agreement, Merger Sub shall commence the Offer, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), to purchase any and all outstanding Shares at a price equal to the Offer Price. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, purchase, accept for payment, and pay for, Shares tendered pursuant to the Offer are subject to the satisfaction or waiver of each of the conditions set forth in ANNEX A (the "OFFER CONDITIONS").

         (b) The initial expiration date of the Offer shall be the twentieth
(20th) Business Day following the commencement of the Offer (determined using Rules 14d-1(g)(3) and 14d-2 under the Exchange Act). Notwithstanding the foregoing, if, on the initial expiration date or any subsequent date as of which the Offer is scheduled to expire, all of the Offer Conditions have not been satisfied or waived by Merger Sub, then Merger Sub shall have the right to, in its sole discretion, extend (and re-extend) the Offer and its expiration date beyond the initial expiration date or such other date for one or more periods, until a date as of which all of the Offer Conditions, including the Minimum Tender Condition, are satisfied or waived. Notwithstanding the foregoing, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by any other Law. The Offer may not be terminated prior to its expiration date (as such expiration date may be extended and re-extended in accordance with this Agreement), unless this Agreement is validly terminated in accordance with ARTICLE 8. Nothing in this SECTION 1.1(B) shall affect any termination rights in ARTICLE 8; and in the event of any conflict between the provisions of this SECTION 1.1(B) and ARTICLE 8, ARTICLE 8 shall be controlling.

         (c) Subject to the terms and conditions of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment and promptly pay

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for all Shares validly tendered and not withdrawn pursuant to the Offer as promptly as practicable following the later of: (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived.

         (d) Following the expiration of the Offer, Merger Sub may, in its discretion, elect to provide for a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (each a "SUBSEQUENT OFFERING PERIOD") following the Acceptance Time if at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by Parent, Merger Sub and their respective Subsidiaries (including any Shares beneficially owned by any of the foregoing) represent less than 80% of the outstanding Shares on a fully-diluted basis. Subject to the terms and conditions set forth in this Agreement and the Offer, Parent shall cause Merger Sub to, and Merger Sub shall, accept for payment and pay for all Shares validly tendered and not withdrawn during such Subsequent Offering Period as promptly as practicable after any such Shares are tendered during any Subsequent Offering Period and in any event in compliance with Rule 14d-11(c) under the Exchange Act.

         (e) Parent and Merger Sub expressly reserve the right to waive any condition to the Offer, to increase the Offer Price and/or to modify the other terms of or conditions to the Offer, except that unless otherwise provided in this Agreement, without the consent of the Company, Parent and Merger Sub shall not do any of the following:

                  (i) reduce the number of Shares subject to the Offer;

                  (ii) reduce the Offer Price;

                  (iii) change or waive the Minimum Tender Condition; or

                  (iv) change the form of consideration payable in the Offer.

         (f) On the date of commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act), Merger Sub shall file with the SEC, pursuant to Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer, which Tender Offer Statement shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, being referred to as the "OFFER DOCUMENTS"). The Company shall promptly upon request of Parent provide Parent with all information concerning the Company that is required to be included in the Offer Documents. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the requirements of the Exchange Act and, on the date first filed with the SEC and on the date first published, sent or given to the holders of Shares, and not to contain any untrue statement of a material fact or omit to state any material

                                      -3-




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fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by Parent or Merger Sub with respect to information supplied by the Company for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent necessary such that the Offer Documents do not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by the Exchange Act. Parent and Merger Sub shall provide to the Company and its counsel copies of any written comments or telephonic notification of any oral comments Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and shall provide the Company with copies of all written responses and telephonic notification of any oral responses thereto of Parent or Merger Sub or their counsel.

         (g) The Offer Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization combination, or other like change with respect to Company Common Stock occurring (or for which a record date is established) on or after the date of this Agreement and prior to the payment by Merger Sub for the Shares validly tendered and not withdrawn in connection with the Offer; PROVIDED, HOWEVER, the provisions of this SECTION 1.1(G) are not authority for the Company to take any action referenced in
SECTION 5.1(B), and in the event of any conflict between the provisions of
SECTION 5.1(B) and this SECTION 1.1(G), the provision of SECTION 5.1(B) shall be controlling.

         Section 1.2       COMPANY ACTIONS.

         (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "TRANSACTIONS"). The Company hereby consents to the inclusion of a statement in the Offer Documents that to the Knowledge of the Company all directors and executive officers of the Company intend to tender all of their respective Shares, if they hold any, in the Offer.

         (b) Contemporaneously with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended and supplemented from time to time, the "SCHEDULE 14D-9") and shall disseminate the
Schedule 14D-9, to the extent required by Rule 14D-9 promulgated under the Exchange Act and any other applicable Laws, to the holders of Shares. Except and to the extent otherwise permitted pursuant to SECTION 6.8 below, the Offer Documents and the Schedule 14D-9 shall contain the Board Recommendation, and the Company hereby consents to the inclusion in the Offer Documents of such recommendation. The Schedule 14D-9 shall comply in all material respects with the requirements of applicable U.S. federal securities laws and on the date first filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company makes no covenant, agreement, representation or warranty with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the
Schedule 14D-9. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to

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the extent necessary such that the Schedule 14D-9 does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by the Exchange Act.

         (c) Parent and its counsel shall be afforded a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC and disseminated to holders of Shares. The Company shall provide Parent and its counsel copies of any written comments or telephonic notification of any oral comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Parent and its counsel prior to responding to any such comments and shall provide Parent with copies of all written responses and telephonic notification of any oral responses thereto of the Company and its counsel.

         (d) In connection with the Offer, the Company shall instruct its transfer agent to furnish Parent and Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent and Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request for the purpose of communicating the Offer to the holders of Shares. Subject to the requirements of applicable Law and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other Transactions, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, shall use such information only in connection with the Offer, the Merger and the other Transactions and, if this Agreement shall be terminated in accordance with SECTION 8.1, shall deliver to the Company all copies of such information then in their possession or under their control.

         Section 1.3 OPTION TO ACQUIRE ADDITIONAL SHARES. The Company hereby grants to Merger Sub an irrevocable option (the "TOP-UP OPTION"), exercisable in accordance with this SECTION 1.3, to purchase the number of Shares (the "TOP-UP OPTION SHARES") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub immediately prior to the exercise of the Top-Up Option (which such shares of Company Common Stock owned by Merger Sub shall not be less than the Minimum Tender Condition) shall constitute one share more than 80% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price. The Top-Up Option may be exercised by Merger Sub in whole but not in part; PROVIDED, HOWEVER, that Merger Sub agrees that it will exercise the Top-Up Option only if doing so would allow it to consummate the Merger pursuant to
Section 607.1104 of the FBCA. In no event shall the Top-Up Option be exercisable for a number of Shares in excess of the Company's then authorized and unissued

Shares (including as authorized and unissued shares of Common Stock, for purposes of this SECTION 1.3, any Shares reserved for issuance, upon the exercise of any outstanding Option or with respect to any other outstanding security convertible into or exercisable or exchangeable for Shares). The Top-Up Option may be exercised by Merger Sub at any time at or after the Acceptance Time and the expiration of any subsequent offering period and on or prior to the tenth (10th) Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any Subsequent Offering Period; PROVIDED, HOWEVER, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions, unless waived by the Company, that (A) no provision of any applicable Law, and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court of competent jurisdiction or other Governmental Authority of competent jurisdiction, shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise,
(B) after issuance of the Top-Up Option Shares upon exercise, the number of Shares owned by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub constitutes one share more than 80% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and
(C) upon exercise of the Top-Up Option, Merger Sub covenants to cause the Closing to occur as soon as practicable thereafter; and, provided, FURTHER, that the Top-Up Option shall terminate concurrently with the termination of this Agreement. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished in a manner consistent with all applicable Law, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act. If Merger Sub wishes to so exercise the Top-Up Option, Merger Sub shall give the Company written notice thereof specifying a place and time (which, subject to applicable Law and any required regulatory approvals, shall be at least two (2), but not more than five
(5), Business Days after the date of delivery of such written notice) for the closing of such purchase. At such closing, (i) the purchase price in respect of the Top-Up Option Shares purchased upon such exercise of the Top-Up Option (which shall equal the product of (x) the number of Top-Up Option Shares being purchased pursuant to the Top-Up Option and (y) the Offer Price) shall be paid to the Company, at Merger Sub's election, either (A) in immediately available funds by wire transfer to an account designated by the Company or (B) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Option Shares and by delivering Parent's unsecured, non-negotiable, non-transferable promissory note (the "NOTE") in the principal amount of the balance of such purchase price, which promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date thereof and may be prepaid in whole or in part without premium or penalty, and (ii) the Company shall deliver to Merger Sub a certificate or certificates representing the number of Top-Up Option Shares so purchased. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

                                    ARTICLE 2
                                   THE MERGER

         Section 2.1 THE MERGER. Subject to the terms and conditions of this Agreement and in compliance with the FBCA, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time is sometimes referred to as the "SURVIVING CORPORATION" and (ii) the Company and Merger Sub are collectively referred to as the "CONSTITUENT CORPORATIONS".

         Section 2.2       MERGER CLOSING.

         (a) The Merger shall be consummated (the "CLOSING") at 10:00 a.m. (San Francisco time) on a date to be specified by the parties, which shall be no later than the fifth (5th) Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in ARTICLE 7 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of O'Melveny & Myers LLP, 275 Battery Street, San Francisco, California 94111-3305, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the "CLOSING DATE").

         (b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Florida a certificate of merger or a certificate of ownership and merger, as the case may be (in any such case, the "CERTIFICATE OF MERGER"), in such form as required by, and executed in accordance with, the relevant provisions of the FBCA and shall make all other filings or recordings required under the FBCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Florida, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

         Section 2.3 EFFECT OF MERGER; ORGANIZATIONAL DOCUMENTS; DIRECTORS AND OFFICERS.

         (a) The Merger shall have the effects set forth in Section 607.11101 of the FBCA.

         (b) The articles of incorporation of the Surviving Corporation shall at the Effective Time be amended in its entirety to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, until thereafter amended as provided therein and under the FBCA. In addition, subject to SECTION 6.9 hereof, Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the FBCA. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

         (c) If requested by Parent prior to the Effective Time, the Company shall cause the directors of the Company Subsidiary to tender their resignations as directors, effective as of the Effective Time, and to deliver to Parent written evidence of such resignations at the Effective Time.

         Section 2.4 CONVERSION OF MERGER SUB CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

         Section 2.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares, the following shall occur:

         (a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares to be canceled or remain outstanding pursuant to SECTION 2.5(B) and (ii) any Appraisal Shares) shall at the Effective Time be canceled and converted automatically into the right to receive an amount in cash equal to the Offer Price (the "MERGER CONSIDERATION"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate previously representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with SECTION 2.7, without interest.

         (b) Each Share held in the treasury of the Company and each Share owned by Parent (other than Shares held by any direct or indirect wholly-owned subsidiary of Parent or of the Company, which shall remain outstanding except that the number of such Shares shall be adjusted in the Merger to maintain relative ownership percentages) immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (c) The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time; PROVIDED, HOWEVER, the provisions of this SECTION 2.5(C) are not authority for the Company to take any action referenced in SECTION 5.1(B), and in the event of any conflict between the provisions of SECTION 5.1(B) and this SECTION 2.5(C), the provisions of SECTION 5.1(B) shall be controlling.

         Section 2.6 APPRAISAL RIGHTS. Notwithstanding anything in this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Shares ("APPRAISAL SHARES") pursuant to, and who complies in all respects with, Section 607.1322 of the FBCA shall not be converted into the right to receive Merger Consideration as provided in SECTION 2.5(A), but rather the holders of Appraisal Shares shall be entitled to payment of the fair value of such Appraisal Shares in accordance with Section 607.1302 of the FBCA (and at the Effective Time, such Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holders shall cease to have any right with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with
Section 607.1302 of the FBCA); PROVIDED, HOWEVER, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 607.1302 of the FBCA, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in SECTION 2.5(A). The Company shall promptly notify Parent in writing of any written demands received by the Company for appraisal of any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to SECTION 2.7(a) to pay for Shares that are instead paid fair value in an appraisal proceeding pursuant to Section 607.1302 of the FBCA shall be returned to Parent upon demand.

         Section 2.7       EXCHANGE OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE Agent"), which shall provide for the payment of Merger Consideration in accordance with the terms of this SECTION 2.7. At the Effective Time, Parent shall, or shall take all steps necessary to enable and cause the Merger Sub to, deposit with the Exchange Agent at or prior to the Effective Time, for the benefit of the holders of Shares outstanding immediately prior to the Effective Time, for payment by the Exchange Agent in accordance with this
ARTICLE 2, the cash necessary to pay for the Shares converted into the right to receive Merger Consideration (the "EXCHANGE FUND"). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent.

         (b) EXCHANGE PROCEDURES. As soon as reasonably practicable (and in any event within ten (10) Business Days) after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to SECTION 2.5, (i) the form of letter of transmittal for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a "CERTIFICATE") or non-certificated Shares represented by Book-Entry ("BOOK-ENTRY SHARES") (which transmittal letter shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange

Agent) and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. The parties hereby acknowledge and agree that the ten (10) Business Day period set forth in the previous sentence will be tolled for each Business Day the Exchange Agent has not received the necessary stockholder records from the Company's transfer agent. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be paid promptly in exchange therefor, and Parent shall cause the Exchange Agent to pay to such holder, the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon surrender in accordance with this SECTION 2.7 the Merger Consideration in respect of the Shares previously represented by such Certificate or Book-Entry Share. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book Entry Shares pursuant to the provisions of this ARTICLE 2.

         (c) NO FURTHER OWNERSHIP RIGHTS IN SHARES. The Merger Consideration paid upon the surrender for exchange of Certificates and Book Entry Shares in accordance with the terms of this ARTICLE 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book Entry Shares. From and after the Effective Time, the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this ARTICLE 2, except as otherwise provided by Law.

         (d) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for 180 days after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book Entry Shares who have not theretofore complied with this ARTICLE 2 shall thereafter only be entitled to receive from Parent (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration.

         (e) NO LIABILITY. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

         (f) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by

Parent or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

         (g) WITHHOLDING RIGHTS. Notwithstanding any provision of this Agreement to the contrary, each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, as applicable, such amount shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

         Section 2.8 FURTHER ACTION. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth on the disclosure letter (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant and (ii) other sections of this Agreement to the extent it is reasonably apparent solely from a reading of the disclosure that such disclosure is applicable to such other sections without any independent knowledge on the part of the reader regarding the matter(s) so disclosed) previously delivered by the Company to Parent (the "COMPANY DISCLOSURE LETTER"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

         Section 3.1       ORGANIZATION.

         (a) Each of the Company and the Company Subsidiary is a corporation or company limited by shares duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiary has all requisite corporate power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted. Each of the Company and the Company Subsidiary possesses all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as now conducted (collectively, "PERMITS"), except for such Permits, the lack of which, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

         (b) The copies of the articles of incorporation and bylaws of the Company (the "COMPANY CHARTER DOCUMENTS") that are incorporated by reference as exhibits to the Company's Annual Report on Form 10-KSB for the year ended December 31, 2007 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The Company has delivered or made available to Parent complete and correct copies of the articles of incorporation and by-laws of the Company Subsidiary (the "SUBSIDIARY Documents"), as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor the Company Subsidiary is in violation of any of their respective provisions. The Company has made available to Parent complete copies of all material minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board and each committee of the Company Board; PROVIDED that the Company shall not be obligated to make available to Parent any minutes for portions of any meetings that discuss the Transactions or any current or prior alternatives thereto considered by the Company Board or any such committee.

         Section 3.2       CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.25 per share ("COMPANY PREFERRED STOCK"). As of the date hereof: (A) 14,666,200 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 439,155 Shares were held by the Company in its treasury; (D) there were no Shares or Shares of Preferred Stock reserved for issuance, (E) no outstanding Options or warrant to purchase Shares and (F) 656,250 Shares were reserved for issuance under the Stock Plans. Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the FBCA and the Company's certificate of incorporation or bylaws or any agreement to which the Company is a party or by which the Company is otherwise bound.

         (b) SECTION 3.2 of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all Stock Plans, indicating for each Stock Plan, as of such date, (i) the number of shares of Company Common Stock issued under such Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding Options under such Stock Plan, (iii) the number of shares of Company Common Stock reserved for future issuance under such Stock Plan, (iv) the number of shares of Company Common Stock vested under such Stock Plan, (v) the number of shares of Company Common Stock unvested under such Stock Plan, (vi) the average exercise price of the outstanding Options under such Stock Plan, (vii) the aggregate number of shares of Restricted Stock that are subject to repurchase by the Company pursuant to restricted stock or similar agreements with the Company, (viii) the number of shares of formerly Restricted Stock that are vested, (ix) the number of shares of Restricted Stock that are unvested and (x) the average repurchase price relating to the shares of Restricted Stock. The Company has made available to Parent complete and accurate copies of all (x) Stock Plans, (y) forms of stock option agreements evidencing Options and (z) forms of agreements evidencing shares of Restricted Stock.

         (c) There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Shares or the value of the Company or any part or division thereof.

         (d) The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, other than as a result of any cashless exercise of any Option or the acquisition of any shares of Restricted Stock from employees of the Company or the Company Subsidiary whose employment has terminated with the Company or the Company Subsidiary. There are no outstanding contractual obligations of the Company to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company.

         (e) Other than shares of Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote which are convertible into, or exchangeable for, securities having the right to vote on any matters on which stockholders of the Company may vote.

         (f) Except as described in this SECTION 3.2, as of the date hereof, (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Company Subsidiary is a party or by which any of them is bound obligating the Company or the Company Subsidiary, whether upon the exercise, exchange or conversion thereof or otherwise, to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities or equity interests of the Company or of the Company Subsidiary or obligating the Company or the Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

         (g) In addition to approval by the Company Board as a whole, the Company Board committee comprised solely of the Company's director who is independent within the meaning of the rules of the Nasdaq Stock Market listing standards (the "SPECIAL COMMITTEE") has taken, at a duly convened meeting thereof, all such actions as may be required to cause to be exempted under Rule 14d-10(d)(2) under the Exchange Act, any and all employment compensation, severance and employee benefit agreements and arrangements that have been entered into or granted by the Company or the Company Subsidiary with or to current or future directors, officers, or employees of the Company and the Company Subsidiary, to ensure that all such agreements and arrangements satisfy the non-exclusive safe harbor provisions of Rule 14d-10(d)(2) of the Exchange Act. All Options were granted at an exercise price at least equal to the fair market value (within the meaning of Section 409A of the Code) of a Share on the date of grant and no Option has been extended, amended or repriced since the date of the grant, except for any such pricing, extensions, amendments or repricings that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

         Section 3.3       AUTHORIZATION; NO CONFLICT.

         (a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of this Agreement by the Company's stockholders under the FBCA to the extent required by applicable Law in the case of the Merger, to carry out its obligations hereunder. Assuming the accuracy of the representations and warranties of Parent set forth in SECTION 4.6, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board. Assuming the accuracy of the representations and warranties of Parent set forth in SECTION 4.6, no other corporate proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger (to the extent required by the FBCA), for the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the "REQUIRED COMPANY STOCKHOLDER VOTE"). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the "BANKRUPTCY AND EQUITY EXCEPTION").

         (b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents or the Subsidiary Documents, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or the Company Subsidiary under any of the terms, conditions or provisions of any Contract to which the Company or the Company Subsidiary is a party or by which the Company or the Company Subsidiary or any of their respective properties or assets may be bound or (iii) subject to receipt of the Required Company Stockholder Vote (to the extent required by the FBCA) and obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in SECTION 3.3(C) below, violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority ("JUDGMENT") or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority ("LAW"), in each case applicable to the Company, the Company Subsidiary or any of their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), any such event or events that, individually or in the aggregate, has not had and would not reasonably be likely to have a Company Material Adverse Effect.

         (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any United States Federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States (each, a "GOVERNMENTAL AUTHORITY") is necessary to be obtained or made by the Company or the Company Subsidiary in connection with the Company's execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Florida Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (ii) the filing with the SEC of (A) the Offer Documents and Schedule 14D-9, (B) if necessary, a proxy statement in definitive form relating to the Company Stockholders Meeting (as defined in SECTION 6.1(B)) (such proxy statement, as amended or supplemented from time to time, (the "PROXY STATEMENT")) and compliance with other applicable requirements of the Exchange Act, (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the "INFORMATION STATEMENT") in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, and (iv) compliance with the "blue sky" laws of various states.

         (d) The Special Committee at a meeting duly called and held, has duly and unanimously adopted resolutions determining the Merger Agreement and the Transactions, including the Offer and the Merger, are fair and reasonable and in the best interests of the Company and Company's unaffiliated stockholders, and the Company Board, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Offer and the Merger, are fair and reasonable to and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Offer and the Merger (such approval having been made in accordance with the FBCA), and (iii) recommending that the Company's stockholders accept the Offer, tender their Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendations, the "BOARD RECOMMENDATION").

         Section 3.4       SUBSIDIARY.

         (a) Nutricology, Inc., a California corporation (the "COMPANY SUBSIDIARY") is the only Subsidiary of the Company. Other than the Company Subsidiary, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity interest or any other capital stock of any Person, other than securities held for investment by the Company or the Company Subsidiary and consisting of less than 5% of the outstanding capital stock or other ownership interest of such Person.

         (b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and the Company is the record and beneficial owner of such shares, securities or interests, free and clear of any Liens or limitations on voting rights. All such shares of capital stock, equity securities and other ownership interests have been duly and validly issued and are fully paid and nonassessable. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments to which the Company or the Company Subsidiary is a party or by which they are bound and that provide for the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in the Company Subsidiary. There are no agreements requiring the Company or the Company Subsidiary to make contributions to the capital of, or lend or advance funds to, the Company Subsidiary.

         Section 3.5       SEC REPORTS AND FINANCIAL STATEMENTS.

         (a) The Company has, to its Knowledge, filed with or furnished to the SEC all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, to the Knowledge of the Company (i) the Company SEC Reports filed prior to the date of this Agreement complied, and the Company SEC Reports to be filed after the date of this Agreement will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Exchange Act, as the case may be, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, (ii) none of such Company SEC Reports that is not a registration statement contained (or, in the case of Company SEC Reports to be filed after the date of this Agreement, will contain) any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, each Company SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Report filed subsequent to the date of this Agreement and prior to the consummation of the Offer will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2003 relating to the Company SEC Reports, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC Staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review or investigation.

         (b) The consolidated balance sheets and the related consolidated statements of operations, consolidated statements of stockholders' equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) for the past five (5) fiscal years (collectively, the "COMPANY FINANCIAL STATEMENTS") of the Company contained or to be contained in the Company SEC Reports complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been or will be prepared in conformity with United States generally accepted accounting principles ("GAAP") (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present or will present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiary as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). To the Knowledge of the Company, except as disclosed in the Company Financial

Statements as of and for the period ended December 31, 2007 or included in the Company SEC Reports filed after that date and prior to the date of this Agreement, the Company and the Company Subsidiary do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of the Company and the Company Subsidiary.

         (c) Neither the Company nor the Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company and the Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including, any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K of the SEC)), where the results, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or the Company Subsidiary in the Company SEC Reports.

         (d) To the Knowledge of the Company, the Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "SARBANES-OXLEY ACT") currently applicable to smaller reporting companies. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since March 31, 2003 was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

         (e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act as currently applicable to smaller reporting companies. Such disclosure controls and procedures are effective to ensure that all material information concerning the Company and the Company Subsidiary, taken as a whole, is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents.

         (f) To the Knowledge of the Company, the Company and the Company Subsidiary have not violated the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the "FCPA"), except for any such violations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect. The Company has disclosed to Parent all internal investigations and, to the Knowledge of the Company, all external, governmental or other regulatory investigations, in each case regarding any action or any allegation of any action prohibited by the FCPA, except for any such investigations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

         Section 3.6 ABSENCE OF MATERIAL ADVERSE CHANGES, ETC. Since December 31, 2007, there has not been or occurred any event, change, occurrence or development of a state of facts that, to the Knowledge of the Company, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect. From December 31, 2007 until the date of this

Agreement, except as contemplated hereby, (a) the business of the Company and the Company Subsidiary, taken as a whole, has been conducted in the Ordinary Course of Business and (b) there has not been any action or event that would have required the consent of Parent under SECTION 5.1 of this Agreement (other than paragraphs (b)(vii), (viii) and (xiii) of SECTION 5.1) had such action or event occurred after the date of this Agreement.

         Section 3.7 LITIGATION. Except as disclosed in SECTION 3.7 of the Company Disclosure Letter, there are no suits, actions, claims or legal, administrative, arbitration or other proceedings or governmental or regulatory investigations pending or, to the Knowledge of the Company, threatened, to which the Company or the Company Subsidiary is a party, or, to the Knowledge of the Company, that materially affects the business or assets of the Company or the Company Subsidiary. There are no material Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or the Company Subsidiary.

         Section 3.8 INFORMATION SUPPLIED. The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents, on the date the Offer Documents are first published, sent or given to holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading. If at any time prior to the Acceptance Time any fact or event relating to the Company or any of its Affiliates should be discovered by the Company that should be set forth in a supplement to the Offer Documents, the Company shall, promptly after becoming aware thereof, inform Parent of such fact or event.

         Section 3.9 BROKER'S OR FINDER'S FEES. Except as disclosed in SECTION
3.9 of the Company Disclosure Letter, no agent, broker, investment banker, or similar Person or firm acting on behalf of the Company or the Company Subsidiary or under the Company's or the Company Subsidiary's authority is or will be entitled to any advisory, commission or broker's or finder's fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions. The Company has heretofore made available to Parent a complete and correct copy of the Company's engagement letter with each of the parties listed in SECTION 3.9 of the Company Disclosure Letter, which letters describe all fees payable to such Persons in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of such Persons.

         Section 3.10      EMPLOYEE PLANS.

         (a) Section 3.10 of the Disclosure Schedule sets forth a true and complete list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other material written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation to employees or other service providers (other than workers' compensation, unemployment compensation and other government programs), including employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or the Company Subsidiary or with respect to which the Company or the Company Subsidiary has or may in the future have any liability (contingent or otherwise). Each such plan, agreement, program, policy or arrangement required to be set forth on the Disclosure Schedule pursuant to the foregoing is referred to herein as a "BENEFIT PLAN."

         (b) The Company has made available the following documents to Parent with respect to each Benefit Plan: (1) correct and complete copies of all documents embodying such Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service ("IRS") or Department of Labor ("DOL") determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Authority received in the last three years, (8) all discrimination tests for the most recent three plan years, and
(9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts.

         (c) Each Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Benefit Plans have been timely made or accrued. Each Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Benefit Plan has been adopted since the date of such letter covering such Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination.

         (d) No plan currently or ever in the past six (6) years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or ever in the past six (6) years was (1) a "multiemployer plan" as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term "ERISA AFFILIATE" means any Person that, together with the Company or any of its Subsidiaries, would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         (e) Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied in all material respects with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

         (f) No Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee's retirement or other termination of employment with the Company and its Subsidiaries other than
(1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Benefit Plan that constitutes an "employee welfare benefit plan" within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(a) of the Disclosure Schedule.

         (g) There is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term "payment" shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Benefit Plan, or (3) trigger any obligation to fund any Benefit Plan.

         (h) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Benefit Plan or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Benefit
Plan). To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Authority with respect to any Benefit Plan.

         (i) Each Benefit Plan that is a "nonqualified deferred compensation plan" (as defined for purposes of Section 409A(d)(1) of the Code) (1) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code, and (2) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been "materially modified" (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Stock Option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest under Section 409A of the Code.

         (j) No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

         Section 3.11      TAXES.

         (a) All Tax Returns for the past six (6) fiscal years with respect to the Company and the Company Subsidiary have been duly and timely filed, and all such Tax Returns are true, correct and complete. Each of the Company and the Company Subsidiary has paid on a timely basis all Taxes due and owing (whether or not shown to be due on any such Tax Returns). There are no Liens on any of the assets, rights or properties of the Company or the Company Subsidiary with respect to Taxes (other than Liens for Taxes not yet due and payable).

         (b) To the Knowledge of the Company, each of the Company and the Company Subsidiary has withheld from its employees, independent contractors, creditors, stockholders and other third parties all amounts required to be deducted and withheld under applicable Tax laws, and, to the extent due and payable, have properly paid such amounts to the appropriate Tax Authority.

         (c) The Company has made available to Parent correct and complete copies of all income Tax Returns and any associated examination reports and statements of deficiencies assessed against or agreed to by the Company or the Company Subsidiary since January 1, 2003. The income Tax Returns of each of the Company and the Company Subsidiary either have been audited by the IRS or other relevant Taxing Authority or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in SECTION 3.12(B) of the Company Disclosure Letter. No examination, audit or other proceeding with respect to any Taxes or any Tax Return of the Company or the Company Subsidiary is currently in progress or threatened in writing.

         (d) To the Knowledge of the Company, neither the Company nor the Company Subsidiary has ever been a party to a "reportable transaction" within the meaning of United States Treasury Regulation Section 1.6011-4(b) or any similar provision of state, local or foreign Law.

         (e) Neither the Company nor the Company Subsidiary: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an "excess parachute payment" under Section 280G of the Code; (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and the Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise; or (iii) is a party to any agreement relating to the sharing, allocation or indemnification of Taxes.

         (f) There are no outstanding waivers or extensions of any statutory period of limitations applicable to the collection or assessment of Taxes due from the Company or the Company Subsidiary, and no such waiver or extension has been requested.

         (g) Neither the Company nor the Company Subsidiary is the subject of any private letter ruling or comparable ruling of any other Tax Authority or has executed or entered into a closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law).

         (h) No claim has been made by a Tax Authority in a jurisdiction where the Company or the Company Subsidiary does not file Tax Returns that the Company or the Company Subsidiary is or may be subject to taxation by that jurisdiction.

         (i) Neither the Company nor the Company Subsidiary has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (j) Neither the Company nor the Company Subsidiary (i) has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or corresponding Tax Laws of any Tax Authority or (ii) will be required to include any amount as income, or exclude any item of deduction from taxable income, for any taxable period or portion thereof beginning after the Closing Date as a result of (A) an installment sale or open transaction disposition made in any taxable period ending on or before the Closing Date or (B) any agreement with any Tax Authority with respect to such period (or portion thereof).

         (k) Neither the Company nor the Company Subsidiary is a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for Federal income tax purposes.

         (l) To the Knowledge of the Company, since December 31, 2007, each of the Company and the Company Subsidiary has only incurred liabilities for Taxes arising in the Ordinary Course of Business.

         (m) Neither the Company nor the Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Transactions.

         (n) Neither the Company nor the Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

         (o) To the Knowledge of the Company, there are no limitations on the use of the net operating losses of the Company or the Company Subsidiary under
Section 382 or 383 of the Code, or otherwise (other than limitations incurred in connection with the Merger).

         Section 3.12      ENVIRONMENTAL MATTERS.

         (a) To the Knowledge of the Company, the Company and the Company Subsidiary are and have for the past five (5) years been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company's and the Company Subsidiary's businesses or leased real property.

         (b) There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or the Company Subsidiary or, to the Knowledge of the Company, any property currently or formerly leased by the Company or the Company Subsidiary alleging non-compliance with or liability under any Environmental Law.

         (c) To the Knowledge of the Company, there are no conditions associated with the Company or the Company Subsidiary or its operations or any real property currently or formerly leased or operated by the Company or the Company Subsidiary or any other property, including any property to which the Company or the Company Subsidiary or any person working at the request or direction of the Company or the Company Subsidiary has arranged for the disposal or treatment of Hazardous Substances, which would reasonably be expected to give rise to any violation of any Environmental Laws or result in the Company or the Company Subsidiary incurring Environmental Liabilities.

         (d) Neither the Company nor the Company Subsidiary has assumed by contract or other binding agreement or by operation of Law any liabilities of a third party arising under or pursuant to any Environmental Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities arising under or pursuant to any Environmental Law.

         Section 3.13      COMPLIANCE WITH LAWS.

         (a) To the Knowledge of the Company, each of the Company and the Company Subsidiary is in compliance with, and is not in violation of, any applicable Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and would not reasonably be likely to have a Company Material Adverse Effect.

         (b) Each of the products of the Company or the Company Subsidiary that is currently being sold by or on behalf of the Company or the Company Subsidiary, and each of the products that is currently being developed by the Company or the Company Subsidiary, is being, and at all times has been, developed, tested, manufactured and stored, as applicable, in material compliance with (i) the Federal Food, Drug and Cosmetic Act of 1938, as amended (the "FDA ACT"), the Dietary Supplement, Health and Education Act of 1944, as amended (the "DSHEA"), and applicable regulations issued and guidances by the Food and Drug Administration (the "FDA"), including those requirements relating to good manufacturing practices, good laboratory practices and good clinical practices, (ii) all United States Laws regarding promotional practices and (iii) any equivalent Laws of any applicable foreign jurisdiction.

         (c) None of the Company and the Company Subsidiaries is subject to any investigation that is pending and of which the Company has been notified or, to the Company's Knowledge, which has been threatened, in each case by (i) the FDA,
(ii) the Department of Health and Human Services Office of Inspector General or Department of Justice pursuant to the Federal Healthcare Program Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)), the Federal False Claims Act (31 U.S.C.
Section 3729), or the FDA Act, (iii) any State Attorney General pursuant to any equivalent state statute, or (iv) any equivalent Governmental Authority pursuant to any Laws of any applicable foreign jurisdiction.

         Section 3.14      INTELLECTUAL PROPERTY.

         (a) The Company and the Company Subsidiary exclusively own or possess legally enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiary, taken as a whole, as currently conducted or currently contemplated to be conducted; provided that, Parent and Merger Sub acknowledge that the Company's ability to protect its product formulations and specifications is limited by the regulatory atmosphere of the industry in which it does business and, as a result, the Company has limited ability to obtain exclusive rights to Intellectual Property. For purposes of this Agreement, the term "INTELLECTUAL PROPERTY" means (i) patents, copyrights, trademarks, trade names, domain names, designs and trade secrets,
(ii) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, computer software programs and applications, and (iv) other tangible or intangible proprietary or confidential information and materials.

         (b) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any Intellectual Property owned by the Company or the Company Subsidiary (the "COMPANY INTELLECTUAL PROPERTY"), or (ii) any license, sublicense and other agreement as to which the Company or the Company Subsidiary is a party and pursuant to which the Company or the Company Subsidiary is authorized to use any third party Intellectual Property. The consummation by the Company of the Merger will not alter, restrict, encumber, impair or extinguish any rights in any Intellectual Property owned or licensed by the Company or the Company Subsidiary, nor result in the forfeiture or termination of, or give rise to a right of forfeiture or termination of, rights in any such Intellectual Property.

         (c) Section 3.14(c) of the Company Disclosure Letter sets forth a list of all issued patents and registrations for trademarks, service marks, domain names and copyrights, and all pending application for any of the foregoing, included in the Company Intellectual Property ("REGISTERED IP"). To the Knowledge of the Company, each item of Registered IP is valid and subsisting and have not expired, have not been held invalid or unenforceable and have not been cancelled. To the Knowledge of the Company, each item of Registered IP is in material compliance with all formal legal requirements related to the registration and maintenance thereof, including without limitation payment of any filing, examination and maintenance fees.

         (d) The conduct of the business of the Company and the Company Subsidiary, taken as a whole, as currently conducted or currently contemplated to be conducted, does not, to the Company's Knowledge, infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, and neither the Company nor the Company Subsidiary has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation, or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property.

         (e) Neither the Company nor the Company Subsidiary has granted an exclusive license or right to any Company Intellectual Property or its products to any third party.

         (f) The Company and the Company Subsidiary have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. The Company has established measures to require every current and former consultant, independent contractor or employee of the Company or the Company Subsidiary to enter into a written agreement that (i) requires each such consultant, independent contractor or employee to assign to the Company or the Company Subsidiary, as applicable, all rights, title and interest in any Intellectual Property created by such person in the course of his or her employment or engagement with the Company or the Company Subsidiary and (ii) requires each such consultant, independent contractor or employee to keep confidential any trade secrets, proprietary data or other confidential or proprietary business information of the Company and the Company Subsidiary.

         (g) To the Company's Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property, and no such claims have been made against a third party by the Company or the Company Subsidiary.

         Section 3.15      EMPLOYMENT MATTERS.

         (a) Neither the Company nor the Company Subsidiary is a party to any collective bargaining agreements and there are no labor unions or other organizations representing any employee of the Company or the Company Subsidiary. There are no labor unions or other organizations which have filed a petition with the National Labor Relations Board or any other Governmental Agency seeking certification as the collective bargaining representative of any employee of the Company or the Company Subsidiary, and to the Knowledge of the Company no labor union or organization is engaged in any organizing activity with respect to any employee of the Company or the Company Subsidiary. In the three (3) years prior to the Closing Date there has not been, and there is not now pending or, to the Knowledge of the Company, threatened, (i) any strike, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Company or the Company Subsidiary or (ii) any unfair labor practice charge against the Company or the Company Subsidiary.

         (b) The Company and the Company Subsidiary have each materially complied, and are presently in material compliance with all statutes, laws, ordinances, rules or regulations, or any orders, rulings, decrees, judgments or arbitration awards of any court, arbitrator or any government agency relating to employment, equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, and/or privacy rights of employees.

         (c) In the three (3) years prior to the Closing Date, neither the Company nor the Company Subsidiary has effectuated (i) a "plant closing" as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101 ET SEQ. (the "WARN ACT") (or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries or (ii) a "mass layoff" as defined in the WARN Act (or any similar state, local or foreign law) affecting any site of employment or facility of the Company or any of its Subsidiaries.

         (d) Schedule 3.16 lists the name of each person employed or engaged by the Company and the Company Subsidiary and the annual salary or hourly wage rate of each such employee.

         (e) Dr. Stephen Levine and Susan Levine have entered into an Employment Separation and General Release Agreement, a Consulting Agreement, and a Non-Competition Agreement in a form approved by Parent, and such agreements shall come into full force and effect on the Closing Date only in the event of the Closing.

         (f) Each of the individuals set forth on EXHIBIT C has entered into an Employment Agreement in a form approved by Parent, and each of such agreements with the individuals set forth on EXHIBIT C shall come into force and effect on the Closing Date only in the event of the Closing.

         Section 3.16 INSURANCE. SECTION 3.16 of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement of all insurance policies (including information on the scope and amount of the coverage provided thereunder) maintained by the Company or the Company Subsidiary (the "POLICIES"). As of the date of this Agreement (a) the Policies are in full force and effect and (b) no notice of cancellation or termination has been received by the Company with respect to any of the Policies.

         Section 3.17      MATERIAL CONTRACTS.

         (a) The Company has provided or made available to Parent a true and correct copy of each Company Material Contract in effect as of the date of this Agreement, each of which is listed in SECTION 3.18(A) of the Disclosure Letter. As used in this Agreement, "COMPANY MATERIAL CONTRACT" means (i) any agreement, contract or commitment in connection with which or pursuant to which the Company or the Company Subsidiary is reasonably likely to spend or receive, in the aggregate, more than $40,000 with respect to any such agreement, contract or commitment during 2008 or any subsequent year, (ii) any non-competition or other agreement that prohibits or otherwise restricts, in any material respect, the Company or the Company Subsidiary from freely engaging in business anywhere in the world and (iii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and the Company Subsidiary.

         (b) Each Company Material Contract is binding and enforceable on the Company or the Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect except to the extent it has previously expired in accordance with its terms. Neither the Company nor the Company Subsidiary nor, to the Company's Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract.

         (c) Neither the Company nor the Company Subsidiary has entered into any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

         Section 3.18      REAL PROPERTY.

         (a) Neither the Company nor the Company Subsidiary owns a fee interest in any real property, nor has the Company or the Company Subsidiary ever owned a fee interest in any real property.

         (b) SECTION 3.18(B) of the Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of all real property leased, subleased or licensed by the Company or the Company Subsidiary and material to the conduct of the business of the Company and the Company Subsidiary, taken as a whole, as currently conducted (collectively "COMPANY LEASES"), and the location of the premises leased, subleased or licensed pursuant to such Company Leases. The Company, or the Company Subsidiary, holds a valid leasehold interest in each Company Lease. No party has a right to occupy any of the premises subject to a Company Lease except for the Company or the Company Subsidiary. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, condemnation or eminent domain actions or proceedings, or any special assessments or other activities of any public or quasi-public body, with respect to any Company Lease.

         Section 3.19 ANTI-TAKEOVER STATUTES. Assuming the accuracy of the representations and warranties of Parent and Merger Sub in SECTION 4.6, the Company Board (or any committee thereof) has taken all actions necessary so that
(i) the restrictions contained in Section 607.0902 of the FBCA applicable to a "control-share acquisition" (as defined in Section 607.0902 of the FBCA), (ii) the restrictions contained in Section 607.0901 on "affiliated transactions" (as defined in 6.07.0901 of the FBCA), (iii) other similar anti-takeover statute or regulations, or (iv) any anti-takeover provision in the Company Charter Documents, shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Top-up Option, the receipt of the Note, the Merger or the Transactions, and, accordingly, none of the foregoing anti-takeover or similar statute or regulations or any anti-takeover provision in the Company Charter Documents applies to the Offer, the Merger or any of the other Transactions contemplated by this Agreement.

         Section 3.20 PRODUCTS LIABILITY. Each of the Company and the Company Subsidiary has no known liability (and to the best of the Knowledge of the Company there is no basis for any liability) arising out of any injury to individuals or property as a result of the ownership, possession, use or consumption of any product manufactured, sold or delivered by the Company or the Company Subsidiary.

         Section 3.21      RELATED PARTY TRANSACTIONS.

         (a) Except as contemplated by this Agreement or the Transactions or as disclosed in the Company SEC Reports, since January 1, 2004 through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or the Company Subsidiary, on the one hand, and any director, officer or other Affiliate of the Company or the Company Subsidiary or any of such Person's Affiliates, or any entity in which any such Person has a direct or indirect material interest (collectively, the "COMPANY AFFILIATES"), on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of expenses in the ordinary course of business).

         (b) As of the date hereof, no Company Affiliate is an officer, director, employee or consultant of, any Person which is a material competitor, lessor, lessee, customer or supplier of the businesses of the Company and the Company Subsidiary, as currently conducted. No Company Affiliate (i) has any right, title, or interest in any technology or intellectual property used or held for use in the conduct of the businesses of the Company and the Company Subsidiary, as currently conducted; (ii) has, as of the date hereof, commenced any proceeding or made any claim against the Company or the Company Subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any Company Plan and similar matters and agreements existing on the date hereof;
(iii) has, as of the date hereof, made, on behalf of the Company or the Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Company Affiliate, or, to a relative of any Company Affiliate, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies); or (iv) as of the date hereof, is party to or bound by any Contract (written or oral and whether or not material) with the Company or the Company Subsidiary.

                                    ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

         Section 4.1 ORGANIZATION. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

         Section 4.2 MERGER SUB. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

         Section 4.3       AUTHORIZATION; NO CONFLICT.

         (a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

         (b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (i), (ii) or (iii) that, individually or in the aggregate, have not had and would not reasonably be likely to have a Parent Material Adverse Effect. The copies of the certificate of incorporation and bylaws of Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

         Section 4.4 INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement (if any) will, at the date it is first mailed to the holders of Shares or at the time of the Company Stockholders Meeting (if such a meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

         Section 4.5 AVAILABILITY OF FUNDS. Parent has, and will cause Merger Sub to have, available and will have available through the expiration of the Offer and the Effective Time, cash and cash equivalents sufficient to accept for payment and pay for all of the Shares pursuant to the Offer and consummate the Merger and the other Transactions.

         Section 4.6 OWNERSHIP OF COMPANY COMMON STOCK. None of Parent or any of Parent's Affiliates directly or indirectly owns any of the outstanding Company Common Stock.

         Section 4.7 BROKER'S OR FINDER'S FEES. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective Affiliates or "associates" (as defined in Rule 405 under the Securities Act) in such manner as to give rise to any valid claim against the Company or any stockholder of the Company for any brokerage or finder's commission, fee or similar compensation.

         Section 4.8 LITIGATION. There are no actions, suits, claims, investigations, arbitrations or proceedings pending or, to Parent's knowledge, threatened against Parent or Merger Sub before or by any court, arbitrator or Governmental Entity that, either individually or in the aggregate, would materially and adversely affect Parent's or Merger Sub's ability to consummate the Offer, the Merger or any other transaction contemplated by this Agreement.

                                    ARTICLE 5
                               CONDUCT OF BUSINESS

         Section 5.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE ACCEPTANCE TIME. The Company covenants and agrees that during the period commencing on the date of this Agreement and ending at the Acceptance Time or such earlier date as this Agreement may be terminated in accordance with its terms (the "PRE-CLOSING PERIOD"), unless in the case of each of SECTIONS 5.1(A) and 5.1(B) below, (1) Parent shall otherwise consent in writing or (2) such action is expressly permitted or required pursuant to this Agreement or set forth on SECTION 5.1 of the Company Disclosure Letter:

         (a) The Company and the Company Subsidiary shall use their respective reasonable best efforts to (i) conduct their business in the Ordinary Course of Business and (ii) maintain and preserve intact the material aspects of their respective business organizations, to maintain their significant beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, to retain the services of their present officers and key employees and to comply in all material respects with all applicable Laws and the requirements of all Material Contracts.

         (b) Without limiting the generality of the foregoing SECTION 5.1(A), but subject to the limitations and qualifications set forth in the introduction to this SECTION 5.1, the Company shall not, and shall not permit the Company Subsidiary to, do any of the following:

                  (i) other than in Ordinary Course of Business, purchase or otherwise acquire, sell, lease, transfer or dispose of or encumber in any material respect any assets of the Company and the Company Subsidiary that are material to the Company and the Company Subsidiary taken as a whole;

                  (ii) acquire by merging or consolidating with or by purchasing all or a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof that, in any such case, would be material in the aggregate to the Company and the Company Subsidiary, taken as a whole;

                  (iii) amend or publicly propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiary, the Subsidiary Documents;

                  (iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

                  (v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than (A) from holders of Options in full or partial payment of the exercise price and any applicable Taxes payable by such holder upon exercise of Options to the extent required or permitted under the terms of such Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or the Company Subsidiary;

                  (vi) split, combine, subdivide or reclassify its outstanding securities;

                  (vii) except as provided in clause (ix) below, and except for Shares issuable upon the exercise of the Top-Up Option, issue, sell, grant, dispose of, pledge or otherwise encumber or authorize, publicly propose or agree to the issuance, sale or disposition by the Company or the Company Subsidiary of, any shares of, or any options, warrants, calls, commitments or rights or any other agreements to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any voting securities or equity interests or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

                  (viii) incur any indebtedness for borrowed money (other than trade payables) or guarantee any such indebtedness (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business) or enter into a "make well" or similar agreement or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or the Company Subsidiary;

                  (ix) except as required by Law or agreements, plans or arrangements existing on the date hereof, (A) grant or increase any severance or termination pay to any current or former director, officer, employee, agent or consultant of the Company or the Company Subsidiary, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, agent or consultant of the Company or any Company Subsidiary, except in the Ordinary Course of Business and only if such agreement is terminable on 60 days' or less notice without either a penalty or a termination payment, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of any current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, officer, employee, agent or consultant of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) amend, modify or terminate any of the agreements referred to in Sections 3.15(e) and
(f) hereof;

                  (x) (a) make, change or rescind any material Tax election, settle or compromise any material Tax liability or amend any material Tax return, or make any material changes in its reporting for Taxes or accounting methods, principles or practices (or change an annual accounting period or the Company's fiscal year); (b) surrender any right to claim a refund with respect to a material amount of Taxes; (c) settle or compromise any material Tax liability or enter into any closing agreement; or (d) waive or extend any statute of limitations in respect of material Taxes;

                  (xi) settle or compromise any litigation or other legal proceedings material to the Company and the Company Subsidiary taken as a whole, other than any settlement or compromise where the amount paid or to be paid by the Company or any Company Subsidiary (A) is covered by insurance coverage maintained by the Company or a Company Subsidiary, and (B) is less than or equal to the amount reserved therefor or reflected on the balance sheet included in the Company Financial Statements;

                  (xii) make or commit to make capital expenditures for the Company and the Company Subsidiary, other than as included in the Company's budget for capital expenditures previously made available to Parent;

                  (xiii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or upon completion of the Transactions, Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, from engaging or competing in any line of business or in any geographic area material to either the Company and the Company Subsidiary, taken as a whole, or, upon completion of the Transactions, Parent, Merger Sub and their respective Subsidiaries or Affiliates, taken as a whole;

                  (xiv) enter into any material lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease;

                  (xv) except as required by applicable Law, amend, modify or terminate any Material Contract, or knowingly waive, release or assign any rights, claims or benefits under any Material Contract, which amendment, modification, termination, waiver, release or assignment would be material to the Company and the Company Subsidiary, taken as a whole, or enter into any new Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

                  (xvi) fail to use reasonable best efforts to maintain existing insurance policies or comparable replacement policies, in each case to the extent available for a reasonable cost;

                  (xvii) take any action that would cause any employment compensation, severance or other employee benefit arrangement to which the Company or any Company Subsidiary is a party, or payments made or to be made or benefits granted or to be granted by the Company or any Company Subsidiary according to such an arrangement, to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act; or

                  (xviii) agree or commit to take any of the actions precluded by SECTION 5.1(B).

         Section 5.2 CONDUCT OF BUSINESS BY PARENT AND MERGER SUB PENDING THE MERGER. Parent and Merger Sub agree that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, they shall not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that would reasonably be expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment to take any such action, provided that nothing in this SECTION 5.2 shall preclude Parent or Merger Sub from exercising any rights under this Agreement, including the right to terminate this Agreement in accordance with the provisions of SECTION 8.1.

                                    ARTICLE 6
                              ADDITIONAL AGREEMENTS

         Section 6.1       PREPARATION OF PROXY STATEMENT; STOCKHOLDERS
                           MEETINGS.

         (a) If the adoption of this Agreement by the holders of Shares is required by Law, the Company shall, at Parent's request, as soon as practicable following the Acceptance Time, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement if a Company Stockholders Meeting is required prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement if a Company Stockholders Meeting is required, and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares as promptly as practicable after filing with the SEC and resolution of any comments thereon from the SEC or its staff.

         (b) If the adoption of this Agreement by the holders of Shares is required by Law, the Company, acting through the Company Board, shall at Parent's request, as soon as practicable following the Acceptance Time, duly call, give notice of, convene and hold a meeting of its stockholders (the "COMPANY STOCKHOLDERS Meeting") for the purpose of seeking the Required Company Stockholder Vote. Subject to SECTION 6.8, (i) the Company Board shall recommend adoption of this Agreement (the "COMPANY VOTING PROPOSAL") by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company's stockholders vote in favor of the Company Voting Proposal. Subject to SECTION 6.8, the Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Required Company Stockholder Vote and shall take all other action reasonably necessary or advisable to secure the vote or consent of the stockholders of the Company required by the rules of FBCA to obtain such approvals. Without limiting the generality of the foregoing, the Company's obligations under SECTION 6.1(A) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdrawal or modification of the Company Board of its approval or recommendation of this Agreement, the Offer or the Merger. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders, (B) if as of the time for which the Company Stockholder's Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (C) for the purpose of soliciting additional proxies. Notwithstanding the foregoing, if Parent, Merger Sub and any other Parent or Parent Subsidiary shall collectively acquire at least 80% of the outstanding Shares, Parent and Merger Sub shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable (and in any event within five (5) Business Days) after the expiration of the Offer (including any "subsequent offering" period) without a stockholders meeting in accordance with the FBCA.

         (c) At the Company Stockholders Meeting, if the same is required, Parent shall cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Parent, Merger Sub or any Subsidiary of Parent to be present so as to be counted for quorum purposes and voted in favor of the adoption of this Agreement.

         Section 6.2 STATE TAKEOVER LAWS. If any "fair price," "business combination," "affiliated transaction" or "control share acquisition" statute or other similar statute or regulation is or may become applicable to any Transaction, the parties shall use reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on such Transaction.

         Section 6.3 RULE 14D-10(D). Prior to the Acceptance Time, the Company (acting through the Special Committee) shall take all such steps as may be required to cause each employment compensation, severance and employee benefit

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

agreement, arrangement or understanding entered into by the Company or the Company Subsidiary on or after the date of this Agreement with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to satisfy the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d)(2) of the Exchange Act.

         Section 6.4 PUBLIC STATEMENTS. Subject to SECTION 6.8, the Company and Parent shall use reasonable best efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions, except as may be required by Law or any listing agreement or the listing rules of the Tokyo or Osaka Stock Exchange or trading market; PROVIDED, HOWEVER, that these restrictions shall not apply to any Company communications regarding either (a) a Takeover Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) constitutes or is reasonably likely to lead to a Superior Proposal, or (b) a Company Adverse Recommendation Change. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

         Section 6.5 STANDARD OF EFFORTS. Except as otherwise specified herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken (and Parent shall cause Merger Sub to take or cause to be taken), all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for the consummation by the parties hereto of the Offer, the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

         Section 6.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Acceptance Time, or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this SECTION 6.6 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party receiving such notice. Each of the Company, Parent and Merger Sub shall give prompt notice to the other parties hereto of any notice or other communications from any third party alleging that the

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

consent of such third party is or may be required in connection with the Transactions.

         Section 6.7       ACCESS TO INFORMATION; CONFIDENTIALITY.

         (a) During the Pre-Closing Period, the Company shall afford, and shall cause the Company Subsidiary and the officers, directors and employees of the Company and the Company Subsidiary to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours upon reasonable written notice and in a manner that does not unreasonably disrupt or interfere with business operations, to the Company's and the Company Subsidiary's officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets as Parent shall reasonably request, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including "comment letters") received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions and (ii) all other information concerning its and the Company Subsidiary's business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request, (B) that are in the possession, custody or control of the Company or the Company Subsidiary, and (C) the disclosure of which would not violate any Law, cause to be waived the attorney-client privilege or other similar privilege with respect to any material matter (PROVIDED that such privilege cannot in the Company's good faith judgment be reasonably sufficiently protected using a joint defense or other similar agreement), result in the disclosure of any trade secrets of third parties or violate any obligation of the Company or the Company Subsidiary with respect to confidentiality (provided that the Company will have used reasonable best efforts to obtain the consent of such third party to such access or disclosure). Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement. No additional investigations or disclosures shall affect the Company's representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

         (b) Until the Effective Time, the provisions of the Mutual Nondisclosure Agreement dated March 12, 2008 between Kikkoman Corporation and the Company (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect in accordance with its terms and shall be applicable to Parent and Merger Sub.

         Section 6.8       NO SOLICITATION.

         (a) The Company and the Company Subsidiary shall, and shall cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, brokers, accountants, agents and other agents, advisors or representatives (collectively, "REPRESENTATIVES") to, (i) immediately cease and cause to be terminated any discussions or negotiations that commenced prior to the date of this Agreement with respect to a Takeover Proposal and (ii) promptly request that all such Persons with whom the Company had discussions or negotiations regarding a Takeover Proposal during the prior year return or destroy all copies of confidential information previously provided to such parties by the Company, the Company Subsidiary or Representatives to the extent

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

any confidentiality agreement with such Person so provides or allows. Nothing in this SECTION 6.8(A) shall in any way limit or modify any of the Company's rights under the other provisions of this SECTION 6.8.

         (b) Except as set forth in this SECTION 6.8, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the Company Subsidiary and their respective Representatives not to, nor shall it authorize or permit any Representative to, directly or indirectly, (i) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any Takeover Proposal, (ii) enter into any agreement, agreement-in-principle or letter of intent providing for or accept any Takeover Proposal, or (iii) participate. engage in, or continue any discussions or negotiations regarding, or furnish to any Person any non-public information for the purpose of encouraging or facilitating, any Takeover Proposal; PROVIDED, HOWEVER, that (A) the Company may refer any third party to this SECTION 6.8 and (B) if in response to a BONA FIDE written Takeover Proposal made after the date of this Agreement that did not result from a breach of this SECTION 6.8, and subject to compliance with SECTION 6.8(C), the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and such action is likely to be required in order for the directors to comply with their fiduciary duties under applicable law, then the Company may at any time prior to the Acceptance Time (but in no event after such time) do any or all of the following: (X) furnish information with respect to the Company and the Company Subsidiary to the Person making such Takeover Proposal and its Representatives, but only pursuant to a confidentiality agreement not materially less restrictive with respect to confidentiality of the other party than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of SECTION 6.8(C)), PROVIDED that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) concurrently with its delivery to such Person, the Company delivers or makes available to Parent all such information not previously provided to Parent; (Y) participate or engage in discussions or negotiations (including the solicitation of revised Takeover Proposals) with such Person and its Representatives and its potential financing sources regarding such Takeover Proposal or (Z) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Person. The Company shall be deemed to be in breach of the provisions of this SECTION 6.8 upon the breach of any such provisions by the Company Subsidiary or the Company's Representatives.

         (c) The Company shall as promptly as practicable, and in any event within 24 hours, advise Parent orally and in writing of the Company's receipt of any written Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of such Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide or make available to Parent copies of any additional material documents regarding such Takeover Proposal received by the Company from the Person making such Takeover Proposal or such Person's Representatives).


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

         (d) Except as set forth in this SECTION 6.8, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (it being understood that taking a neutral position or no position with respect to any Takeover Proposal that is a tender offer after five (5) Business Days after the commencement of such tender offer shall be considered an adverse modification) (any action described in clause (i) or (ii) being referred to as a "COMPANY ADVERSE RECOMMENDATION CHANGE"). Notwithstanding anything to the contrary set forth in this Agreement, the Company or the Company Board may, prior to the Acceptance Time (A) withdraw or modify, or publicly propose to withdraw or modify, the Board Recommendation, (B) approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal that constitutes a Superior Proposal and that did not result from a material breach of this SECTION 6.8, or
(C) enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal, if, in any such case, the Company Board determines in good faith, after consulting with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

         (e) Nothing in this SECTION 6.8 or in SECTION 6.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (ii) from making any disclosure to the Company's stockholders if in each case under this clause (ii) the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; PROVIDED, HOWEVER, that in no event shall the Company Board or other committee thereof take any action prohibited by SECTION 6.8(D) except as permitted by the terms of SECTION 6.8(D).

         Section 6.9       INDEMNIFICATION AND INSURANCE.

         (a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company now existing in favor of each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company or the Company Subsidiary (each an "INDEMNIFIED PARTY") as provided in the Company's certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date of this Agreement, accurate and complete copies of which have been provided or made available to Parent, shall survive the Merger. >From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

         (b) For six (6) years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the "INDEMNIFYING PARTIES") shall, jointly and severally, indemnify, defend and hold

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

harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments or fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement and the Transactions), whether asserted or claimed prior to, at or after the Effective Time, and shall advance each Indemnified Party within twenty (20) Business Days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a request therefor for any reasonable legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments or fines as such expenses are incurred, but subject to the Indemnifying Parties' receipt of an unsecured undertaking, to the extent required by the FBCA, by or on behalf of the Indemnified Party to repay such expenses if it is ultimately determined that such Indemnified Party is not entitled to indemnification hereunder; PROVIDED that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

         (c) Parent and the Surviving Corporation shall, jointly and severally, cause the individuals who have served as officers and directors of the Company prior to the Effective Time who are then covered by the directors' and officers' liability insurance policy currently maintained by the Company (a correct and complete copy of which has been delivered or made available to Parent) (the "D&O INSURANCE"), to be covered under a directors' and officers' liability insurance policy on terms and conditions no less advantageous to such individuals than the Company's existing directors' and officers' liability insurance policy for a period of not less than six (6) years after the Effective Time, but only to the extent related to actions or omissions of such officers and directors at or prior to the Effective Time (including in respect of this Agreement and the Transactions) in their capacities as such, whether asserted or claimed prior to, at or after the Effective Time; PROVIDED, that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 125% of the current annual premiums paid by the Company for such insurance (the "MAXIMUM Amount") to maintain or procure insurance coverage pursuant hereto; PROVIDED, FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year (6) period as much coverage as is available for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six (6) year "tail" policy on terms and conditions no less advantageous to such former directors or officers than the D&O Insurance, and such "tail" policy shall satisfy the provisions of this SECTION 6.9(C).

         (d) Notwithstanding any other provision of this SECTION 6.9, Parent, Merger Sub, the Company and their Affiliates shall have no obligation to indemnify, defend or hold harmless or advance expenses and exculpate any person for matters for which a director or officer of the Company has agreed to indemnify the Company, including pursuant to the Employment Separation and General Release Agreement.

         Section 6.10 SECTION 16 MATTERS. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by SECTION 2.8 and any other dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

         Section 6.11       EMPLOYEE MATTERS.

         (a) TERMINATION OF 401(K) PLAN. If requested by Parent at least five Business Days prior to the consummation of the Offer, the Company will terminate any and all Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent. The Company shall provide Parent evidence that such resolutions to terminate the 401(k) plan(s) of the Company and the Company Subsidiary have been adopted by the Company Board or the board of directors of the Company Subsidiary, as applicable. The form and substance of such resolutions shall be subject to the reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request. Immediately prior to such termination, the Company will make (or cause to be made) all necessary payments to fund the contributions (i) necessary or required to maintain the tax-qualified status of any such 401(k) Plan, (ii) for elective deferrals made pursuant to any such 401(k) Plan for the period prior to termination, and (iii) for employer matching contributions (if any) for the period prior to termination; PROVIDED THAT all such payments shall be excluded for purposes of calculating the Minimum Cash Amount.

         (b) EMPLOYEE ELIGIBILITY FOR BENEFITS. Each of Parent and Merger Sub agrees that each employee of the Company who continues employment with the Company or the Company Subsidiary after the Closing shall be provided health and welfare benefits that are not materially less favorable, in the aggregate, than those provided to similarly situated employees of Parent and its Subsidiaries under Parent's employee benefit plans. In the event that any current plan (including but not limited to the Company's current 401(k) plan) of the Company or the Company Subsidiary is terminated by Parent following the Closing, Parent shall give employees of the Company and the Company Subsidiary credit for purposes of eligibility and vesting under the corresponding benefit plan maintained by Parent or any Subsidiary for such employees' service with the Company and the Company Subsidiary prior to the Closing Date, except to the extent that such crediting would result in duplication of benefits. Subject in each case to the provisions of the applicable welfare benefit plan, Parent shall
(i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for such employees immediately prior to the Closing, and (ii) provide each such employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable co-payment and deductible requirements for the applicable plan year under any welfare plans that such employees are eligible to participate in after the Effective Time. As of the Closing Date, Parent shall credit to such employees the amount of vacation time that such employees had accrued under the Company's Benefit Plans as of the Closing Date. In the event that Parent determines that the terms of the Company's 401(k) plan are more favorable to participants than the terms of a 401(k) plan maintained by Parent or its Subsidiaries in which an employee of the Company participates immediately after the Closing, Parent shall determine, in its sole discretion, whether adjustments to the salary paid to such employee following the Closing are appropriate in the circumstances and, if so, the extent of any such adjustments. Nothing in this Agreement (i) shall require Parent, Merger Sub or any of their Subsidiaries to continue to employ any particular Company employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Merger Sub or any of their Subsidiaries from amending or terminating any Benefit Plan.

         Section 6.12 FIRPTA CERTIFICATE. On or prior to the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         Section 6.13 DE-REGISTRATION. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

         Section 6.14 EMPLOYMENT AGREEMENTS. Prior to the Closing Date, the Company shall use its best efforts to cause each of the individuals set forth on EXHIBIT D to enter into an Employment Agreement in a form approved by Parent, and each such agreement with the individuals set forth on EXHIBIT D shall come into force and effect on the Closing Date only in the event of the Closing.

                                    ARTICLE 7
                                   CONDITIONS

         Section 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

         (a) STOCKHOLDER APPROVAL. If required by Law, this Agreement shall have been duly adopted at the Company Stockholder Meeting by the Required Company Stockholder Vote.

         (b) NO INJUNCTIONS OR RESTRAINTS. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

         (c) COMPLETION OF THE OFFER. Parent or Merger Sub shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer (including any "subsequent offering" period).

         (d) FAILURE OF CONDITIONS. Neither Company, Parent nor Merger Sub shall be entitled to assert the failure of any condition if, in breach of this Agreement or the terms of the Offer, such failure was caused by such party's failure to act in good faith in a manner consistent with the terms of this Agreement.


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

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 TERMINATION. This Agreement may be terminated and the Offer, Merger and other Transactions may be abandoned as follows:

         (a) by mutual written consent of Parent, Merger Sub and the Company at any time prior to the Acceptance Time; or

         (b) by either the Company or Parent as follows:

                  (i) if the Acceptance Time shall not have occurred on or before September 30, 2008 (the "WALK AWAY DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 8.1(B)(I) shall not be available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to fulfill any of its obligations under this Agreement; or

                  (ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; PROVIDED that the party seeking the right to terminate this Agreement pursuant to this SECTION 8.1(B)(II) shall have used reasonable best efforts to resist, lift or resolve such Judgment, Law or other legal restraint and the right to terminate pursuant to this Section 8.1(b)(ii) shall not be available if the issuance of such Judgment, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant in this Agreement required to be performed by such party (or any Affiliate of such party); or

         (c) by Parent, prior to the purchase of any Shares pursuant to the Offer, if there shall have occurred a Company Adverse Recommendation Change; or

         (d) by the Company, if each of the following conditions is satisfied:

                  (i) the Company has not breached SECTION 6.8;

                  (ii) the Company has received a Takeover Proposal that the Company Board has determined in good faith (after consultation with outside counsel and its financial advisor) constitutes a Superior Proposal;

                  (iii) the Company has provided Parent with not less than five
(5) Business Days' written notice that it intends to enter into a definitive agreement implementing such Superior Proposal, attaching to such notice the most current version of such agreement as of the date of such written notice (a "SUPERIOR PROPOSAL NOTICE") (it being agreed that, by itself, any determination by the Company Board (or a committee thereof) to send a Superior Proposal Notice shall not constitute a breach of SECTION 6.8 or a termination event under this
SECTION 8.1);


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

                  (iv) the Company pays to Parent in immediately available funds the Termination Fee in accordance with SECTION 8.3(B)(II) within the applicable period therefor; and

                  (v) the Company Board concurrently with such termination approves, and the Company concurrently with such termination enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

         (e) by Parent, prior to the purchase of any Shares pursuant to the Offer, if the Company shall have materially breached SECTION 6.8; or

         (f) by Parent, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in clauses 2(b) or 2(c) of ANNEX A not to be satisfied, and (ii) shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from Parent; PROVIDED that neither Parent nor Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement; or

         (g) by the Company, prior to the purchase of any Shares pursuant to the Offer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform shall have had or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured within twenty (20) days following receipt by Parent of written notice of such breach or failure to perform from the Company; PROVIDED that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

         (h) by the Company (A) if, for any reason, Merger Sub shall have failed to commence the Offer by the date that is ten (10) Business Days after the date of this Agreement, or (B) upon two (2) Business Days notice to Parent, if, for any reason, Merger Sub shall have breached its obligation hereunder to purchase all Shares validly tendered (and not withdrawn) as of the expiration of the Offer (as it may be extended).

         The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this SECTION 8.1 pursuant to which such party is terminating this Agreement.

         Section 8.2 EFFECT OF TERMINATION. Upon the termination of this Agreement pursuant to SECTION 8.1, this Agreement shall forthwith become null and void except for the provisions of (a) this SECTION 8.2, (b) SECTION 8.3 (Fees and Expenses) and (c) ARTICLE 9 (General Provisions), which shall survive such termination, and except under such aforementioned provisions (a), (b) and
(c), none of Parent, Merger Sub, the Company or their respective Affiliates shall have any liability or obligation of any nature whatsoever hereunder or in connection with the transactions contemplated hereby; PROVIDED that nothing herein shall relieve any party from liability for any willful breach of, or act of fraud in connection with, this Agreement, except as set forth in SECTION 8.3(C). The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

         Section 8.3       FEES AND EXPENSES.

         (a) Except as set forth in this SECTION 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the Merger is consummated.

         (b) The Company shall pay Parent a termination fee of $250,000 plus all fees and expenses incurred by Parent, Merger Sub or their Affiliates in connection with this Agreement and the transactions contemplated hereby, provided that such fees and expenses shall not exceed $750,000 (the "TERMINATION FEE"), in the event that this Agreement is terminated:

                  (i) by Parent pursuant to SECTION 8.1(C);

                  (ii) by the Company pursuant to SECTION 8.1(D);

                  (iii) by Parent pursuant to SECTION 8.1(E), by Parent pursuant to Section 8.1(b)(i) if the failure of the Acceptance Time to have occurred prior to the Walk Away Date was caused by or resulted from the failure of the Company (or any Affiliate of the Company) to fulfill any of its obligations under this Agreement, or by the Company pursuant to SECTION 8.1(B)(I), if, in any such case, (A) before the date of such termination, the Company Board shall have received a written Takeover Proposal that has not been withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement), which Takeover Proposal is ultimately consummated; or

                  (iv) by Parent pursuant to SECTION 8.1(F) as a result of a knowing and material breach of representations, warranties, covenants or agreements by the Company, if (A) before the date of such termination, the Company Board shall have received a written Takeover Proposal that has not been withdrawn as of the date of such termination and (B) within twelve (12) months after the date of termination, the Company shall have entered into a definitive agreement for any Takeover Proposal (regardless of whether made before or after the termination of this Agreement), which Takeover Proposal is ultimately consummated;

PROVIDED, HOWEVER, that, for purposes of this SECTION 8.3(B), all references to "20%" in the definition of "Takeover Proposal" shall be deemed to be references to "50%." Any fee due under SECTION 8.3(B)(I) or (ii) shall be paid to Parent by wire transfer of same-day funds within five (5) Business Days after the date of termination of this Agreement. Any fee due under SECTION 8.3(B)(III) or (iv) shall be paid to Parent by wire transfer of same-day funds within five (5) Business Days after the date on which the transaction referenced therein is consummated. If the Company fails to promptly pay the amount due pursuant to
SECTION 8.3(G)(I) or (II), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in SECTION 8.3(B) or any portion of such fee, the Company shall pay to Parent and Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made through the date of payment. Notwithstanding any other provision of this Agreement, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion. Except to the extent required by applicable law, the Company shall not withhold any Taxes on any payment under this SECTION 8.3.

         (c) The parties acknowledge that the agreements contained in this
SECTION 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and that, if such payment is accepted by Parent, such payment would constitute liquidated damages and shall be the sole and exclusive remedy of Parent and Merger Sub hereto.

         Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; PROVIDED, HOWEVER, that after any such adoption by the holders of Shares, no amendment shall be made that, by applicable Law, requires further approval of such stockholders, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.5 WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.6 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to SECTION 8.1, an amendment, modification or supplement of this Agreement pursuant to SECTION 8.4 or an extension or waiver of this Agreement pursuant to SECTION 8.5 shall, in order to be effective, require, in the case of Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                    ARTICLE 9
                               GENERAL PROVISIONS

         Section 9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first

(1st) Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

if to the Company:

         Allergy Research Group, Inc.
         2300 North Loop Road
         Alameda, California 94502
         Attention:  Manfred Salomon
         Facsimile: (510) 263-2134

         with a copy to:

         Ed Kane
         45 Reese Road
         Millville, NJ  08332
         Facsimile: (856) 825-2143

with copies to (which shall not constitute notice):

         Law Offices of Gretchen Cowen, APC
         6100 Innovation Way
         Carlsbad, CA 92029
         Attention:  Gretchen Cowen
         Facsimile:  (760) 438-3026

         Montgomery, McCracken, Walker & Rhoads, LLP
         1235 Westlakes Drive, Suite 200
         Berwyn, Pennsylvania 19312-2401
         Attention: F. Traynor Beck
         Facsimile: (610) 889-2220

if to Parent or Merger Sub:

         KI NutriCare, Inc.
         180 Vanderbilt Motor Parkway
         Hauppauge, NY 11788
         Attention: Toshiyuki Onozuka
         Facsimile: (631) 232-5017

with copies to (which shall not constitute notice):

         O'Melveny & Myers LLP
         275 Battery Street
         San Francisco, CA 94111-3305
         Attention:  Michael Kennedy, Esq.
         and Eric Sibbitt, Esq.
         Facsimile:  415-984-8701

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telex, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

         Section 9.2 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of any of the parties hereto that by its terms contemplates performance after the Effective Time.

         Section 9.3 INTERPRETATIONS. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         Section 9.4       GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

         (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict or choice of laws provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction.

         (b) Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of a federal court sitting in the Northern District of California, or any California state court sitting in such district, in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in
SECTION 9.1. Nothing in this SECTION 9.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law.

         (c) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

         Section 9.5 COUNTERPARTS; FACSIMILE TRANSMISSION OF SIGNATURES. This Agreement may be executed in any number of counterparts (including by facsimile or.pdf) and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile or .pdf transmission.

         Section 9.6       ASSIGNMENT; NO THIRD PARTY BENEFICIARIES.

         (a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

         (b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. Notwithstanding the foregoing, from and after the Acceptance Time, SECTION 6.9 (with respect to which the Indemnified Parties shall be third party beneficiaries) is for the benefit of the Persons named therein and such Persons may specifically enforce such provisions.

         Section 9.7 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         Section 9.8 ENTIRE AGREEMENT. This Agreement (including the Company Disclosure Letter, the Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

         Section 9.9 ENFORCEMENT. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 9.10 DISCLOSURE LETTER. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or is reasonably likely to result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

                                    * * * * *

               [End of text--the next page is the signature page]

         IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.


                                       KI NUTRICARE, INC.


                                        By:   /s/ Kenichi Saito
                                              ---------------------------------
                                              Name:  Kenichi Saito
                                              Title:  President

                                        LONGHORN ACQUISITION CORP.


                                        By:   /s/ Kenichi Saito
                                              ---------------------------------
                                              Name:  Kenichi Saito
                                              Title:  President

                                        ALLERGY RESEARCH GROUP, INC.


                                        By:   /s/ Stephen A. Levine
                                              ---------------------------------
                                              Name:  Dr. Steven Levine
                                              Title:  Chairman, Chief Executive
                                                      Officer and Chief
                                                      Financial Officer




                [Signature Page to Agreement and Plan of Merger]

                                                                         ANNEX A


                             CONDITIONS OF THE OFFER

         Capitalized terms used in this ANNEX A but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger (the "AGREEMENT") of which this ANNEX A is a part.

         1. Notwithstanding any other term of the Offer or the Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, unless immediately prior to the expiration of the Offer (as extended in accordance with the Agreement), the number of Shares validly tendered (including by guaranteed delivery) and not properly withdrawn, together with any Shares beneficially owned by Parent or any Subsidiary of Parent, equals at least 67% of the Shares outstanding on a fully diluted basis on the date of purchase (where "on a fully diluted basis" means the number of Shares outstanding, plus the number of Shares issuable upon the exercise of all then outstanding Options) (the "MINIMUM TENDER CONDITION").

         2. Furthermore, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Agreement and before the expiration of the Offer, any of the following shall have occurred and be continuing unless, if any of the following have occurred and are continuing, they shall have resulted from the breach by Parent or Merger Sub of any of their obligations under the Agreement:

                  (a) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which has the effect of prohibiting the consummation of the Offer or making the Merger illegal or otherwise prohibiting consummation of the Offer, the Merger or the other Transactions; PROVIDED, that in no event shall this condition be satisfied, and neither the Offer nor the Merger shall be consummated, if a Japanese court or other Japanese Governmental Authority of competent jurisdiction shall have issued an order, stay, decree, judgment or injunction (preliminary or permanent) to an Affiliate of Parent, directing any such Affiliate to not consummate, or to not allow Parent or Merger Sub to consummate, the Offer or the Merger, or making illegal, or restraining or preventing, any of such consummation;

                  (b) (i) any of the Company's representations or warranties set forth in SECTION 3.2, SECTION 3.3 or SECTION 3.19 of the Agreement shall not be true and correct in all but DE MINIMUS respects as of the date made and the Acceptance Time or (ii) any of the Company's other representations and warranties set forth in this Agreement that (A) are not made as of a specific date are not true and correct in all material respects as of the date made and the Acceptance Time, or (B) are made as of a specific date are not true and correct in all material respects as of such date;


                                  Annex A - 1

                  (c) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Acceptance Time;

                  (d) Parent and Merger Sub shall not have received a certificate executed by the Company's Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (b) and (c) of paragraph (2) of this ANNEX A are duly satisfied immediately prior to the Acceptance Time and setting forth the Company's current amount of cash and cash equivalents determined in accordance with GAAP (after taking into account the deductions discussed in Section 2(e) of this ANNEX A);

                  (e) the Company shall not have at least $4,000,000 of cash and cash equivalents determined in accordance with GAAP, after deducting any (i) unpaid broker's or finder's fees, attorney's fees, advisory fees (including fees to Duff & Phelps) or any other fees or commissions or reimbursements of expenses owed to any Person arising out of or in connection with the Transactions, and
(ii) outstanding amounts owed under the Company's line of credit (the "MINIMUM CASH AMOUNT");

                  (f) any change or development shall have occurred following the date of this Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material
Adverse Effect;

                  (g) the Agreement shall have been validly terminated in accordance with ARTICLE 8 of the Agreement.

         The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived only by Parent or Merger Sub, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Merger Sub (except for the Minimum Tender Condition, which pursuant to SECTION 1.1(E) of the Agreement, may only be waived with the Company's consent). The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time in accordance with the terms of the Agreement.



                                  Annex A - 2

                                                                       EXHIBIT A


                                   DEFINITIONS

         "ACCEPTANCE TIME" means the time at which payment for all Shares tendered in the Offer has been made.

         "AFFILIATE" means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "BUSINESS DAYS" means "Business Days" as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "COMPANY MATERIAL ADVERSE EFFECT" means any change, event, occurrence or development that has, or could reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operations or prospects of the Company and the Company Subsidiary, taken as a whole; PROVIDED, however, that none of the following, or any change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect:

                  (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (PROVIDED that such changes do not affect the Company and the Company Subsidiary, taken as a whole, in a disproportionate manner);

                  (b) changes in general legal, tax, regulatory, political or business conditions in the countries in which the Company or the Company Subsidiary operates (PROVIDED that such changes do not affect the Company and the Company Subsidiary, taken as a whole, in a disproportionate manner);

                  (c) actions contemplated by the parties in connection with this Agreement;

                  (d) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any public communications by Parent or Merger Sub regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, venture partners or employees;

                  (e) changes in generally accepted accounting principles or the interpretation thereof;

                  (f) any action taken pursuant to or in accordance with this Agreement (including SECTION 6.4);

                  (g) any regulatory, banking, legal, accounting and other professional fees or expenses incurred in connection with the transactions contemplated by this Agreement; and

                  (h) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (PROVIDED that such conditions do not affect the Company and the Company Subsidiary, taken as a whole, in a disproportionate manner).

         "CONTRACT" means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

         "ENVIRONMENTAL LAWS" means any national, super-national, regional, Federal, foreign, state, provincial or local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to (i) pollution, the environment, natural resources, and the protection of the environment or human health and safety or (ii) the presence of, use, handling, recycling, generation, treatment, storage, transportation or disposal of or employee exposure to or the labeling or registration of Hazardous Substances.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "HAZARDOUS SUBSTANCES" means any materials, substances, chemicals or wastes (including, but not limited to biologic agents or vectors, living or genetically modified materials, culture, serum, wastes or off spec products) that are listed, classified, regulated, or characterized as hazardous, biohazardous, toxic, dangerous, explosive, radioactive, reactive, infectious, contagious, bioaccumulative, special, or as a pollutant, contaminant or words of similar meaning or effect under Environmental Laws or would otherwise form the basis of liability under such Environmental Laws, including, but not limited to, asbestos, bloodborne pathogens, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, nuclear fuel, bacteria or fungi and medical waste.

         "KNOWLEDGE" and similar phrases mean the knowledge of each of (a) in the case of the Company, Dr. Stephen Levine, Susan Levine, Manfred Salomon, Laura Johnson, and Clinton Abbott, provided that such Persons shall have made due and diligent inquiry of those employees whom such Persons reasonably believe would have knowledge of the matters represented, and (b) in the case of Parent or Merger Sub, Kenichi Saito or Osamu Mogi.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, claim or encumbrance in respect of such asset.

         "OPTIONS" means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or the Company Subsidiary or any former subsidiary of the Company or predecessor thereof to purchase Shares pursuant to the Stock Plans.

         "ORDINARY COURSE OF BUSINESS" means the ordinary course of business as currently conducted and consistent with past practice.

         "PARENT MATERIAL ADVERSE EFFECT" means any change, event, occurrence or development that would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Offer, the Merger and the other Transactions.

         "PERMITTED LIENS" means: (i) liens for taxes not yet due and payable;
(ii) liens, encumbrances or imperfections of title, other than mortgages and other voluntary monetary liens and encumbrances, that have arisen in the Ordinary Course of Business and that do not materially adversely affect the current use or value of the properties or assets subject thereto or affected thereby; (iii) liens or encumbrances disclosed in the Company SEC Reports; and
(iv) liens, pledges or encumbrances arising from or otherwise relating to transfer restrictions under the Securities Act and the securities laws of the various states of the United States or foreign jurisdictions.

         "PERSON" includes any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.

         "RESTRICTED STOCK" means any award of restricted Shares outstanding immediately before the Effective Time with respect to which the restrictions have not lapsed, and which award shall not have previously expired or terminated, to a current or former employee, director or independent contractor of the Company or the Company Subsidiary or any predecessor thereof pursuant to any applicable Stock Plan or any other contract or agreement entered into by the Company or the Company Subsidiary.

         "SEC" means the United States Securities and Exchange Commission.

         "STOCK PLANS" means the Company's 1998 Stock Option Plan.

         "SUBSIDIARY" means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

         "SUPERIOR PROPOSAL" means any bona fide written offer obtained after the date of this Agreement to acquire more than a majority of the outstanding equity securities or consolidated assets of the Company and the Company Subsidiary on terms that the Company Board determines in its good faith judgment

(after consultation with its financial advisor and outside counsel), taking into account all the terms and conditions of such proposal and this Agreement (including any offer by Parent to amend the terms of this Agreement), (i) would, if consummated, result in a transaction that is more favorable to the holders of Shares than the Transactions and (ii) is reasonably capable of being completed on the terms proposed, including with regard to any financing contemplated thereby.

         "TAKEOVER PROPOSAL" shall mean, other than the Transactions, any proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) or "group" (as defined in Section 13(d) of the Exchange Act) for (i) the direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Company Subsidiary (including securities of the Company Subsidiary) equal to 20% or more of the Company's consolidated assets, (ii) the acquisition from the Company (whether in a single transaction or a series of related transactions) of 20% or more of the equity securities of the Company or the Company Subsidiary, (iii) a tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the equity securities of the Company (if not a Person or "group" owning 20% or more of the equity securities of the Company prior to such tender offer or exchange offer) or (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than (1) mergers, consolidations, recapitalizations, share exchanges or other business combinations involving solely the Company and/or the Company Subsidiary and (2) mergers, consolidations, recapitalizations, share exchanges or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 85% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter, or any transaction between or among the Company and parent or any Affiliates of Parent) or (vi) any combination of the foregoing.

         "TAX" or "TAXES" means (i) all taxes, fees, imposts, duties or other assessments in the nature of a tax including income, franchise, profits, corporation, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto whether disputed or not and
(ii) any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for items described in (i) above as a result of Treasury Regulation section 1.1502-6 (or similar provision of state, local or foreign law), by contract or otherwise.

         "TAX AUTHORITY" or "TAXING AUTHORITY" means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

         "TAX RETURN" means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with respect to Taxes.

                                                                       EXHIBIT B



                          TENDER AND SUPPORT AGREEMENT





                                 ATTACHED HERETO

                                                                       EXHIBIT C


                 INDIVIDUALS TO ENTER INTO EMPLOYMENT AGREEMENTS


                                 Manfred Salomon

                                 Laura Johnson

                                 Clinton Abbott

                                                                       EXHIBIT D

                  INDIVIDUALS THE COMPANY WILL USE BEST EFFORTS
                       TO ENTER INTO EMPLOYMENT AGREEMENTS


                                 Diane Raile

                                 Richard Bierman

                                 Jeffrey Lipsius

                                 Daniel Milosevic

                                 Mark Maiden






                                      D-1